Exhibit 10.1

FIRST AMENDMENT
TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN JASON WILK AND DAVE

This First Amendment to the Amended and Restated Employment Agreement (this “First Amendment”) is entered into effective as of February 25, 2026, between Dave Inc., a Delaware corporation (“Dave”), and Jason Wilk (“Executive”), to amend that certain Amended and Restated Employment Agreement (the “Agreement”), effective as of January 4, 2022, between Dave and Executive (together, the “Parties”).

WHEREAS, the Parties desire to amend the termination benefits provided in the

Agreement as set forth in this Amendment; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Amendment to Section 6(a). A new Section 6(a)(iv) is hereby added to the Agreement as follows:
(iv)
Equity. The following 6(a)(iv) shall apply, unless otherwise provided in an applicable award agreement. All of Executive’s performance-based restricted stock units for which the performance period has ended, but which have not yet vested, shall immediately vest in full (based on the number of units that satisfied the performance-based requirement) as of the date of Executive’s termination. With respect to the Pro Rata Portion (as defined below) of Executive’s performance-based restricted stock units for which the performance period was ongoing as of the date of Executive’s termination, such portion shall remain eligible to vest following the termination date (including vesting under Section 6(b) below), subject to the attainment of the applicable performance metrics for such ongoing performance period, with performance determined in accordance with the terms of the applicable award agreement. Any performance-based restricted stock units that satisfy the performance metrics shall vest in accordance with the preceding sentence and shall be settled as soon as administratively practicable following the end of the applicable performance period but in all cases no later than March 15th of the calendar year which follows the calendar year during which the applicable performance period concluded. With respect to all of Executive’s performance-based restricted stock units for which the performance period has not yet started as of the date of Executive’s termination, the unvested portion of the performance-based restricted stock units shall be forfeited to the Company as of the date of Executive’s termination. For clarity, a performance period is the period over which a specific performance goal is measured. For example, an award that provides for three consecutive annual periods in which performance is measured is an award with three separate performance periods, and not a single performance period.

The “Pro Rata Portion” shall be determined by multiplying the target number of restricted stock units for the applicable tranche by the performance percentage determined based on actual performance for the applicable performance period and further multiplying by a fraction, the numerator of which is the number of days from the first date of the applicable performance period to the date of Executive’s termination and the denominator of which is the number of days from the first date of the applicable performance period to the final date of the applicable performance period, with any fractional shares rounded to the nearest whole number of shares.

2.
Amendment to Section 6(b). Section 6(b)(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:
(iv)
Equity. Except with respect to the 8,458,481 stock options granted to Executive on March 3, 2021 (the “Performance Options” and the award agreement evidencing the Performance Options, the “Performance Options Award Agreement”), after giving effect to the treatment contemplated by Section 15 of this Agreement as applicable (such treatment not to result in a lesser number of restricted stock units than would be outstanding in the absence of such treatment), all of Executive’s unvested and outstanding equity awards shall immediately vest and become exercisable as of the date of Executive’s termination. For the avoidance of doubt, the treatment of the Performance Options shall be governed by the terms and conditions set forth in the Performance Options Award Agreement.

3.
Amendment to Section 6(c). The following sentence shall be added to the end of Section 6(c) of the Agreement:

Notwithstanding the foregoing, should Executive’s employment with the Company be terminated due to Executive becoming Disabled or due to Executive’s death, then Executive or Executive’s estate (as the case may be) will be additionally entitled to the treatment of Executive’s equity as provided in Section 6(a)(iv) of the Agreement.

4.
Amendment to Section 8(c). Section 8(c) is hereby deleted in its entirety and replaced with the following:

(c) Change in Control Protection Period. “Change in Control Protection Period” means the period beginning three (3) months prior and ending twelve (12)-month period immediately following the consummation of a Change in Control.

5.
Addition of Section 15. A new Section 15 is hereby added to the Agreement as follows:

15.
Effect of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in an applicable award agreement:

(a)
All of Executive’s performance-based restricted stock units for which the performance period has ended, but which have not vested, shall remain subject to the time-based vesting requirements applicable to such performance-based restricted stock units as of the time of the Change in Control as well as the acceleration provisions of Section 6(b) above.

(b)
All of Executive’s performance-based restricted stock units for which the performance period was ongoing as of the time of the Change in Control shall be converted to a number of restricted stock units at the greater of target or actual performance (as determined in good faith by the Committee) as of the time of the Change in Control and shall remain subject to the time-based vesting requirements applicable to the performance-based restricted stock units prior to conversion as well as the acceleration provisions of Section 6(b) above.

(c)
All of Executive’s performance-based restricted stock units for which the performance period was neither ended nor ongoing as of the time of the Change in Control shall be converted to a number of restricted stock units at the level of target performance as of the time of the Change in Control and shall remain subject to the time-based vesting requirements applicable to the performance-based restricted stock units prior to conversion as well as the acceleration provisions of Section 6(b) above.

(d)
If, as of the closing of the Change in Control, the acquiring or surviving entity is not assuming or replacing with an equivalent award any of Executive’s restricted stock units (including any performance-based restricted stock units that would convert at the time of the Change in Control into time-based restricted stock units) that were outstanding and unvested immediately prior to the closing, after taking into account the foregoing provisions of Section 15 and Section 6(b), then such outstanding and unvested restricted stock units will become fully vested, effective as of immediately prior to the closing.

6.
Effect on the Agreement. Except as specifically amended by this First Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.
7.
Governing Law. This First Amendment shall be governed by and construed according to the laws of the State of California without regard to its conflict of laws principles.

DAVE INC.

a Delaware corporation

By: /s/ Kyle Beilman
Kyle Beilman

Chief Financial Officer and Chief Operating Officer

ACKNOWLEDGED AND AGREED TO:

Jason Wilk

/s/ Jason Wilk